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                                                                   EXHIBIT 10.13

       This SHARED SERVICES AGREEMENT (including the Schedules and Exhibits hereto and the Appendices thereto, this "AGREEMENT") is made and entered into as of February 10th, 2000, by and among Content Media LLC, a Delaware limited liability company ("CONTENT"), Training Media Operating LLC, a Delaware limited liability company ("TRAINING") and WBT Operating LLC, a Delaware limited liability company ("WBT") (Content, Training and WBT are at times referred to herein individually as a "PARTY" and collectively as the "PARTIES").

                                R E C I T A L S

       WHEREAS, WP Education Holdings LLC, a Delaware limited liability company and an Affiliate of Content, Training and WBT ("WP EDUCATION"), is a party to that certain Purchase Agreement by and between itself and ZD Inc., dated as of November 19, 1999, as amended by that certain amendment dated February 10, 2000 (the "PURCHASE AGREEMENT"), pursuant to which ZD Inc. has agreed to sell, and WP Education has agreed to purchase, certain assets (the "ASSETS");

       WHEREAS, in accordance with the provisions of the Purchase Agreement, WP Education has assigned its rights to acquire the Business to Content, Training and WBT and accordingly, the Assets will be divided among Content, Training and WBT such that (A) Content shall acquire Assets relating to the creation and development of content relating to technology-based and print training and information related to information technology and other professional and business-related matters, (B) Training will acquire Assets relating to the publication of printed training materials and information with regard to information technology and other professional and business-related matters and live, in-person instructor-led classroom training business and live training business and (C) WBT will acquire Assets relating to the technology-based training and information with regard to information technology and other professional and business-related matters of WBT relating to IT Training;

       WHEREAS, prior to the Closing, the Business has been organized and operated as a division of ZD Inc. with certain centralized administrative and support services; and

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       WHEREAS, the Parties have determined in connection with the Asset
Purchase that it is desirable to enter into this Agreement which sets forth the terms of the continued provision of the Services by Content to Training and WBT.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                               SERVICES PROVIDED

     SECTION 1.1 SERVICES. During the term of this Agreement and upon the terms and subject to the conditions set forth herein, Content will provide to Training and WBT only those administrative and support services listed in Appendix A, which is attached to and made part of this Agreement (the "SERVICES").

     SECTION 1.2 ADDITIONAL SERVICES. From time to time, Training or WBT may desire additional services not specifically addressed in Exhibit A. The provision of any such additional services by Content, and the amount of compensation therefor, shall, if material, be approved by the members of Content and the rates for such compensation shall be the rates which allow Content to recover the direct cost for such services. For purposes of this
Section 1.2, the term "MATERIAL" shall mean an amount expected to be equal to or in excess of $100,000 any calendar year.

     SECTION 1.3 PERSONNEL; EQUIPMENT; COST. In providing the Services, Content shall not be obligated to (i) maintain the employment of any specific employee of Content; or (ii) pay any costs related to the transfer or conversion of Training's or WBT's data to Content or any alternate supplier of administrative services. Upon the termination of any of the Services, Training or WBT, as applicable, shall be obligated to return, as soon as practicable, any equipment or other property of Content relating to the Services which is owned or leased by Content and is or was in the possession or control of Training or WBT.

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     SECTION 1.4  LEVEL OF SERVICES.

         (a) Content shall perform the Services exercising the same degree of care as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses or those of any of its Affiliates, Subsidiaries or divisions. Nothing in this Agreement shall require Content to favor Training's or WBT's business over its own businesses or those of any of its Affiliates, Subsidiaries or divisions. Content shall not be required to provide extraordinary levels of Services, special studies, training, or the like.

         (b) In addition to being subject to the terms and conditions of this Agreement for the provision of the Services, the Parties agree that the Services provided by third parties shall be subject to the terms and conditions of any agreements between Content and such third parties entered into in the ordinary course of business.

     SECTION 1.5  LIMITATION OF LIABILITY AND WARRANTY.

         (a) In the absence of negligence, gross negligence or reckless or willful misconduct on Content's part, Content shall not be liable for any claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys'
fees), fines and penalties, arising out of any actual or alleged injury, loss or damage of any nature whatsoever in providing or failing to provide the Services. Notwithstanding anything to the contrary contained herein, in the event Content commits an error with respect to, or incorrectly performs or fails to perform, any Service, upon request, Content shall use reasonable efforts to correct such error, re-perform or perform such Service; provided, that, Content shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Service in question.

         (b) In no event shall Content be liable for any damages caused by Training's or WBT's failure to perform their responsibilities hereunder. Content will not be liable for any act or omission of any other entity (other than due to a default by Content in any agreement between Content and such other entity) furnishing any Service.

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         (c)      No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE
CONTRARY CONTAINED HEREIN OR AT LAW OR IN EQUITY, IN NO EVENT SHALL CONTENT BE LIABLE FOR PUNITIVE OR SPECIAL DAMAGES ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OF OR THE FAILURE TO PROVIDE THE SERVICES, EVEN IF CONTENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR LIABILITY TO WORKERS OR PROPERTY LOCATED AT THE PREMISES.

     SECTION 1.6 NO OBLIGATION TO CONTINUE TO USE SERVICES. Training and WBT shall have no obligation to continue to use any of the Services and may delete any Service from the Services that Content is providing by giving Content at least thirty (30) days prior written notice of their desire to delete any or all Services; provided, that the deletion of any Service can only be effective on the last day of the calendar month in which such thirtieth day falls.

     SECTION 1.7 CONTENT ACCESS. To the extent reasonably required for Content personnel to perform the Services, Training and WBT shall provide Content personnel with access to their equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment during normal business hours and upon reasonable prior notice, except in event of emergencies.

                                   ARTICLE II

                              PAYMENT FOR SERVICES

     SECTION 2.1  CONSIDERATION.

         (a) In consideration for the Services, each of Training and WBT shall pay to Content fees calculated in accordance with Appendix A with respect to the Services set forth therein. To the extent additional services are provided by Content, the applicable Parties may amend Appendix A to reflect the fees to be paid in connection therewith, provided that if Appendix A is not so amended, the fees shall be presumed to be an amount equal to the total cost to Content of providing such service to both itself and to Training or WBT, as applicable, multiplied by a

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fraction, the numerator of which is the revenue recognized in the most recent fiscal quarter by Training or WBT, as the case may be, and the denominator of which is the aggregate revenue recognized by Content, Training and WBT during such fiscal quarter.

         (b) In addition to the payments described in Section 2.1(a), Training or WBT, as applicable, shall reimburse to Content an amount equal to all of the costs, if any, required by any third party incurred by Content to obtain consents from such third parties to permit Content to provide any Service hereunder. Such costs and expenditures will be billed by Content in the invoice(s) described in Paragraph 2.3 below.

     SECTION 2.2 TAXES. Any taxes (other than Content's income and gross receipts taxes) assessed on the provision of the Services after the date of this Agreement shall be paid by the Party receiving such Services.

     SECTION 2.3 INVOICES. At the end of each fiscal quarter, each of Content and its affiliates or subsidiaries providing Services will submit one invoice to each of Training and WBT (i) for all Services provided to each of Training and WBT, and (ii) itemizing those costs and expenditures described in Section 2.1(b) incurred by each of Training and WBT during such fiscal quarter. Such invoices shall be issued no later than the fifteenth day following the end of each fiscal quarter. Each invoice shall include a summary list of the previously agreed upon Services for which there are fixed dollar fees, together with documentation supporting each of the invoiced amounts that are not covered by the fixed fee agreements. All invoices shall be sent to each of Training and WBT at the following address or to such other address as each of Training and WBT shall have specified by notice in writing to Content:

     500 Canal View Blvd.
     Rochester, New York  14623
     Attention:  Controller

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     SECTION 2.4  PAYMENT OF INVOICES. Payment shall be received by Content within thirty (30) days from the date of the invoice. Remittances will be sent to:

     Content Media LLC
     500 Canal View Blvd.
     Rochester, New York  14623
     Attention:  Controller

                                  ARTICLE III

                                CONFIDENTIALITY

     SECTION 3.1  OBLIGATION.

         (a) Without the prior written consent of the other Party, each Party shall hold in confidence and not disclose to any third party (i) any confidential information received by it from the other Party during the provision of the Services, including, without limitation, information which is not related to the Services; and (ii) with regard to Training and WBT, the specific terms, conditions and information contained in this Agreement and any attachment hereto.

         (b) Each Party agrees that it shall only use the information received by it from the other Party in connection with the provision or receipt of the Services, and for no other purpose whatsoever.

         (c) For the purposes of this Agreement, confidential information shall not include information:

         (i) which is or becomes part of the public domain other than through breach of this Agreement or through the fault of the receiving Party;

         (ii) which is or becomes available to the receiving Party from a source other than the disclosing Party, which source has no obligation of confidentiality to the disclosing Party in respect thereof;

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         (iii)    which is required to be disclosed by law or governmental
                  order; or

         (iv)     the disclosure of which is mutually agreed to by the Parties.

     SECTION 3.2 EFFECTIVENESS. The foregoing obligation of confidentiality shall be in effect during the term of this Agreement and any extensions thereof and for a period of ten (10) years after the termination or expiration of this Agreement.

     SECTION 3.3 DUE CARE AND INADVERTENT DISCLOSURE. With respect to any confidential information, each Party agrees as follows:

         (a) it shall use the same degree of care in safeguarding said information as it uses to safeguard its own information which must be held in confidence; and

         (b) upon the discovery of any inadvertent disclosure or unauthorized use of said information, or upon obtaining notice of such a disclosure or use from the other Party, it shall take all necessary actions to prevent any further inadvertent disclosure or unauthorized use, and, subject to the provisions of Section 1.6 and Article V, such other Party shall be entitled to pursue any other remedy which may be available to it.

                                   ARTICLE IV

                      TERM, TERMINATION AND EFFECTIVENESS

     SECTION 4.1  TERM.

         (a)      The term of this Agreement is for an initial period of ten
(10) years commencing on the date hereof (the "COMMENCEMENT DATE") and ending on the ten year anniversary of the date hereof; provided, however, that Training and WBT shall each have the right to terminate this Agreement at any time on one (1) year's prior written notice to Content; provided, further, that this Agreement may terminate under Section 4.2, Section 6.7 or Section 6.11 prior to the end of such period.

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         (b)      Anything herein to the contrary notwithstanding, this
Agreement shall not become effective in accordance with Section 4.1(a) until the occurrence of the Closing (as defined in the Purchase Agreement). The occurrence of such Closing is referred to herein as the "EFFECTIVE TIME". It is expressly acknowledged that this Agreement and all of the agreements contained herein shall be null and void for all purposes if such Closing shall not occur.

     SECTION 4.2  TERMINATION.

         (a) If any Party (hereafter called the "DEFAULTING PARTY") shall fail to perform or default in the performance of any of its obligations under this Agreement (other than as described in Section 4.2(b)), the other Party (hereinafter called the "NON-DEFAULTING PARTY") shall give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement if such failure or default is not cured within 90 days of such written notice. During such 90 day period, the relevant parties shall promptly meet and shall negotiate in good faith to resolve the nature of the alleged default. If any failure or default so specified is not cured within such 90 day or other period agreed to, the Non-Defaulting Party may elect to immediately terminate this Agreement. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

         (b) Content may immediately terminate this Agreement with respect to Training or WBT, respectively, upon ten (10) days' written notice if Training or WBT fails to make any payment hereunder within sixty (60) days of the due date thereof. Any such termination shall not relieve Training or WBT, as applicable, of its obligation to make such payment; provided, however, that if the failure to make a payment relates to a dispute made in good faith, the relevant parties shall have a period of 30 days to attempt to resolve such dispute.

         (c) Either of Content or Training may immediately terminate their respective rights and obligations to each other under this Agreement by sending a written notice to the other upon the occurrence of any of the following events:

         (i) the other Party enters into proceedings in bankruptcy or insolvency;

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         (ii)     the other Party shall make an assignment for the benefit of creditors;

         (iii) a petition shall be filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors (or similar law in purpose or effect); or

         (iv) the other Party enters into liquidation or dissolution proceedings.

         (d) Either of Content or WBT may immediately terminate their respective rights and obligations to each other under this Agreement by sending a written notice to the other upon the occurrence of any of the following events:

         (i) the other Party enters into proceedings in bankruptcy or insolvency;

         (ii) the other Party shall make an assignment for the benefit of creditors;

         (iii) a petition shall be filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors (or similar law in purpose or effect); or

         (iv) the other Party enters into liquidation or dissolution proceedings.

     SECTION 4.3 SURVIVAL OF CERTAIN OBLIGATIONS. Without prejudice to the survival of the other agreements of the Parties, the following obligations shall survive the termination of this Agreement: (x) for the period set forth therein, the obligations of each Party under Articles III, IV and V, and (y) Content's right to receive the compensation for the Services provided, and reimbursement of the costs and expenditures described in Section 2.1 incurred, prior to the effective date of termination.

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                                   ARTICLE V

                                  INDEMNITIES

     SECTION 5.1 INDEMNITY BY TRAINING. Training shall defend, hold harmless, and indemnify Content, and its affiliates, officers, directors, shareholders, employees, contractors, agents, and representatives, from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties and reasonable costs, and expenses (including reasonable attorneys' fees) of any kind whatsoever (collectively, "LOSSES") actually or allegedly arising or resulting from the business of Training.

     SECTION 5.2 INDEMNITY BY WBT. WBT shall defend, hold harmless, and indemnify Content, and its affiliates, officers, directors, shareholders, employees, contractors, agents, and representatives, from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs, and expenses (including all attorneys' fees) of any kind whatsoever (collectively, "LOSSES") actually or allegedly arising or resulting from the business of WBT.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 AMENDMENTS. This Agreement shall not be amended or modified except in writing signed by the Parties provided that Appendix A may be amended or modified by Content and Training or WBT, as applicable.

     SECTION 6.2 SUCCESSORS AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Content shall not assign its obligations to Training or WBT under this Agreement or any rights with respect thereto without the prior written consent of Training or WBT, as applicable, which may not be withheld unreasonably. Neither Training nor WBT shall assign its obligations to Content under this Agreement or any rights with respect thereto without the prior written consent of Content, which may not be withheld unreasonably. Notwithstanding the foregoing, the parties may collaterally assign their rights hereunder to their respec-

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tive senior lenders.

     SECTION 6.3 MERGER. All understandings, representations, warranties and agreements, if any, heretofore existing between the Parties regarding the Services are merged into this Agreement, including the Schedules, Exhibits and Appendices attached hereto, which fully and completely express the agreement of the Parties with respect to the subject matter hereof. The Parties have entered into this Agreement after adequate investigation with neither Party relying upon any statement or representation not contained in this Agreement, or the Schedules, Exhibits and Appendices attached hereto.

     SECTION 6.4 NOTICES. All notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto, must be in writing and shall be deemed validly given, made or served, (a) when delivered personally or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with subparagraph (c) below; or (b) on the next business day after delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery; or (c) on the third day after deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following addresses or to such other address as the Party to be notified shall have specified to the other Party in accordance with this paragraph:

     IF TO CONTENT:

     Content Media LLC
     500 Canal View Boulevard
     Rochester, New York 14623
     Attention:  Controller

     IF TO TRAINING:

     Training Media Operating LLC
     500 Canal View Boulevard
     Rochester, New York 14623
     Attention:  Controller

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     IF TO WBT:

     WBT Operating LLC
     500 Canal View Boulevard
     Rochester, New York 14623
     Attention:  Controller

     SECTION 6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts or choice of laws, or any other law that would make the laws of any jurisdiction other than the State of Delaware applicable hereto.

     SECTION 6.6 HEADINGS. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Articles or Sections in which they appear or to which they relate. All references to "Article," "Articles," "Section" and "Sections" refer to the corresponding Article, Articles, Section and Sections of this Agreement unless specifically noted otherwise.

     SECTION 6.7 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, that the entirety of this Agreement shall continue in full force and effect in all other jurisdictions. Notwithstanding the foregoing, if the portion of this Agreement which is declared invalid has the effect of reducing the compensation due hereunder or preventing the reimbursement of the costs and expenditures described in Paragraph 2.01(b) above, Content, at its sole discretion, may terminate this Agreement by providing thirty (30) days written notice to Training and WBT.

     SECTION 6.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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     SECTION 6.9  RIGHTS OF THE PARTIES. Nothing expressed or implied in this
Agreement is intended or will be construed to confer upon or give any person or entity, other than the Parties and their respective subsidiaries and affiliates, any rights or remedies under or by reason of this Agreement or any transaction contemplated thereby.

     SECTION 6.10 RESERVATION OF RIGHTS. Either Party's waiver of any of its remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other remedies which that Party shall have available to it, nor shall such waiver operate to waive the Party's rights to any remedies due to a future breach, whether of a similar or different nature.

     SECTION 6.11 FORCE MAJEURE. Any failure or omission by a Party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such Party, including, but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the Parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout; provided, however, that such Party shall resume the performance whenever such causes are removed. Notwithstanding the foregoing, if such Party cannot perform under this Agreement for a period of sixty (60) days due to such cause or causes, either Party may terminate this Agreement by providing written notice to the other Party.

     SECTION 6.12 RELATIONSHIP OF THE PARTIES. It is expressly understood and agreed that in rendering the Services hereunder, Content is acting as an independent contractor and that this Agreement does not constitute either Party as an employee, agent or other representative of the other Party for any purpose whatsoever. No Party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of any other Party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of any other Party, or to bind any other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind any other Party in any manner whatsoever (except as to any actions taken by any Party at the express written request and direction of any other Party).

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     SECTION 6.13 CONFLICT. In case of conflict between the terms and conditions of this Agreement and any Appendix, the terms and conditions of such Appendix shall control and govern as it relates to the Service to which those terms and conditions apply.

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         IN WITNESS WHEREOF, the parties hereto have caused this Shared Services
Agreement to be executed the day and year first above written.

                                       CONTENT MEDIA LLC

                                       By: [SIG]
                                          ---------------------------------
                                        Name:
                                        Title:


                                       TRAINING MEDIA OPERATING LLC

                                       By: [SIG]
                                          ---------------------------------
                                        Name:
                                        Title:

                                       WBT OPERATING LLC

                                       By: [SIG]
                                          ---------------------------------
                                        Name:
                                        Title:

                                       15

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                                   APPENDIX A

1.   Human Resources
     - Content will provide payroll processing services and other human resource services such as advice and assistance with respect to compensation, employee benefits and regulatory compliance.
     - Training and WBT will reimburse Content for the cost of providing such services pro rata based on the number of full time equivalent employees of each entity as set forth below:

                  Cost x [FTE's of Training or WBT/aggregate FTE's of Content, Training and WBT]

2.   Financial and Accounting
     - Content will provide financial and accounting services including journal entry coding and input, maintenance of ledger system, maintenance of bank accounts, preparation of financial statements, maintenance of internal accounting and administrative controls.
     - Training and WBT will reimburse Content for the cost of providing such services pro rata based on the amount of revenue recognized by each entity as set forth below:

                  Cost x [revenue recognized by Training or WBT/aggregate revenue recognized by Content, Training and WBT]

3.   Systems
     - Content will maintain and provide Training and WBT access to a wide-area network, database management system, telephone system and other appropriate information systems.
     - Content will maintain and sublicense to Training and WBT business software programs, including word processing and email programs.
     - Training and WBT will reimburse Content for the cost of providing such services pro rata based on the number of full time equivalent employees of each entity as set forth below:

                  Cost x [FTE's of Training or WBT/aggregate FTE's of Content, Training and WBT]

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